UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2009

BAKBONE SOFTWARE INCORPORATED

(Exact name of registrant as specified in its charter)

Canada	000-12230	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9540 Towne Center Drive, Suite 100

San Diego, California 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 450-9009

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2009, BakBone Software, Inc. entered into an Asset Purchase Agreement (the “Agreement”) with Asempra (Assignment for the Benefit of Creditors), LLC (the “Seller”), as Assignee for the Benefit of Creditors of Asempra Technologies, Inc., for the acquisition of certain assets. Pursuant to the terms of the Agreement, BakBone Software Incorporated (the “Company”) will (a) issue 3,846,154 common shares and (b) pay cash consideration of approximately $350,000 plus accrued royalties to Seller and certain of Asempra’s creditors. The Company’s existing license agreement with Asempra was also terminated.

Pursuant to the terms of the Agreement, the shares issued in the transaction are subject to restrictions on their disposition, including the restriction that for a period of one year following the date of the Agreement, the holder of such shares is not permitted to sell more than one-sixth (1/6) of the common shares received by it in the transaction in any one month. The common shares issued in the transaction have been issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

The above description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Asset Purchase Agreement dated May 1, 2009 by and between BakBone Software, Inc. and Asempra (Assignment for the Benefit of Creditors), LLC, as Assignee for the Benefit of Creditors of Asempra Technologies, Inc.

99.1	Press Release dated May 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKBONE SOFTWARE INCORPORATED

May 4, 2009	By:	/S/ Steven Martin
Steven Martin
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Asset Purchase Agreement dated May 1, 2009 by and between BakBone Software, Inc. and Asempra (Assignment for the Benefit of Creditors), LLC, as Assignee for the Benefit of Creditors of Asempra Technologies, Inc.

99.1	Press Release dated May 4, 2009